Exhibit 99.1

ALLEGHANY CORPORATION

7 Times Square Tower, 17th Floor

New York, NY 10036

ALLEGHANY CORPORATION REPORTS 2015 FOURTH QUARTER AND FULL YEAR RESULTS

NEW YORK, NY, February 23, 2016 – Alleghany Corporation (NYSE-Y) announced today its financial results for the three months and year ended December 31, 2015. Highlights are listed below.

●	Book value per common share[1] was $486.02 as of December 31, 2015, an increase of 4.4% from book value per common share[1] as of December 31, 2014.

●	Book value per common share[1] increased 2.1% from book value per common share[1] as of September 30, 2015.

●	Alleghany reported net earnings[2] of $156.1 million, or $9.85 per diluted share for the 2015 fourth quarter, compared with $139.1 million, or $8.61 per diluted share for the 2014 fourth quarter.

●	Alleghany reported net earnings[2] of $560.3 million, or $35.13 per diluted share for the full year 2015, compared with $679.2 million, or $41.40 per diluted share for the full year 2014.

●	Operating earnings per diluted share were $8.44 for the 2015 fourth quarter, compared with $7.81 for the 2014 fourth quarter.

●	Operating earnings per diluted share were $31.86 for the full year 2015, compared with $33.04 for the full year 2014.

Weston Hicks, President and chief executive officer of Alleghany stated, “Continued strong underwriting results at TransRe and RSUI led to solid operating performance for the fourth quarter and full year 2015. However, growth in book value was negatively impacted by a challenging investment environment. Alleghany’s consolidated combined ratio of 88.0% in the fourth quarter compares favorably with an 88.9% combined ratio recorded in the fourth quarter of last year. Alleghany’s reinsurance and insurance subsidiaries delivered a combined ratio of 89.0% for full year 2015 compared with an 88.8% for full year 2014. Current quarter and full year results are particularly noteworthy given the continued competitive environment. In addition the quarter was impacted by the recording of a previously announced $38 million of unfavorable prior accident year development at TransRe in connection with a commutation of all 1986 and prior liabilities with AIG. Largely offsetting this charge was a second commutation of a European medical malpractice treaty which resulted in an approximate $31 million of favorable prior accident year development. TransRe also demonstrated its reinsurance franchise value late in the fourth quarter by writing a large whole account quota share treaty for a major U.S. personal lines underwriter. This treaty drove TransRe’s 26% increase in net premiums written in the quarter. PacificComp and CapSpecialty also delivered solid growth in net premiums written as they executed on their business plans.”

Mr. Hicks continued, “Volatile markets dampened investment performance in the fourth quarter and full year 2015, somewhat offsetting the excellent underwriting performance. For the full year 2015, Alleghany’s financial statement portfolio return was 1.0% compared with a financial statement portfolio return of 5.3% for full year 2014. We continue to position Alleghany’s portfolio to balance risk of permanent loss of capital with earning an adequate current return.”

“During the quarter we repurchased 107,622 Alleghany shares at an average price of $476.60 per share. For the full year 2015, Alleghany spent $243.8 million, purchasing 520,466 shares at an average per share price of $468.45. At our current book value per share of $486.02, these purchases were immediately accretive to our stockholders and will continue to benefit stockholder return in the future.”

1 Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.

2 Net earnings attributable to Alleghany stockholders.

The following table summarizes the three months and year ended December 31, 2015 and 2014:

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2015	2014	Change	2015	2014	Change
	(in millions)			(in millions)

Net premiums written	$1,238.9	$1,026.5	20.7%	$4,489.2	$4,497.5	(0.2%)

Earnings before income taxes	213.6	195.3	9.4%	757.4	931.9	(18.7%)

Underwriting profit	130.5	125.2	4.2%	466.6	494.8	(5.7%)

Net investment income	104.2	117.0	(10.9%)	438.8	459.9	(4.6%)

Net earnings attributable to Alleghany stockholders	156.1	139.1	12.2%	560.3	679.2	(17.5%)

SEGMENT RESULTS

The following table summarizes the segment results for the three months and year ended December 31, 2015 and 2014:

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2015	2014	Change	2015	2014	Change
	(in millions)			(in millions)

Net premiums written:

Reinsurance Segment	$974.8	$773.5	26.0%	$3,387.3	$3,410.1	(0.7%)
Insurance Segment	264.1	253.0	4.4%	1,101.9	1,087.4	1.3%

	$1,238.9	$1,026.5	20.7%	$4,489.2	$4,497.5	(0.2%)

Underwriting profit:

Reinsurance Segment	$93.5	$80.0	16.9%	$327.0	$345.0	(5.2%)
Insurance Segment	37.0	45.2	(18.1%)	139.6	149.8	(6.8%)

	$130.5	$125.2	4.2%	$466.6	$494.8	(5.7%)

Reinsurance Segment

The change in TransRe’s net premiums written in the fourth quarter and full year 2015 from the corresponding 2014 periods primarily reflects $221.6 million of premiums recorded on December 31, 2015 in connection with a large whole account quota share treaty placed as of that date, partially offset by changes in foreign exchange rates (approximately $19.6 million and $147.4 million for the fourth quarter and full year 2015, respectively), reduced participation on or non-renewal of certain treaties and reductions in pricing and, to a lesser extent, higher ceded premium written due to a strategic increase in retrocessional reinsurance coverage purchased by TransRe in 2015.

TransRe’s 2015 fourth quarter combined ratio was 88.4%, compared with 90.5% for the 2014 fourth quarter, and TransRe’s combined ratio was 89.5% for the full year 2015, compared with 89.6% for the full year 2014. TransRe’s lower combined ratio and higher underwriting profit for the fourth quarter primarily reflect lower catastrophe losses of $0.1 million in the fourth quarter of 2015 compared with $10.4 million in the 2014 fourth quarter, as well as more favorable prior year loss reserve development of $67.4 million in the current year fourth quarter compared with $42.1 million in the 2014 fourth quarter, partially offset by the impact of lower net premiums earned. For the full year 2015, TransRe had favorable prior year development of $208.3 million and catastrophe losses of $31.6 million compared with favorable prior year development of $182.4 million and catastrophe losses of $46.8 million for the full year 2014. TransRe’s lower underwriting profit for 2015 primarily reflects the impact of lower net premiums earned and higher commission rates and employee-related costs, offset by more favorable prior year loss reserve development and lower catastrophe losses.

Insurance Segment

The increase in the insurance segment net premiums written in the fourth quarter and full year 2015 from the corresponding 2014 periods reflects continued growth at PacificComp and CapSpecialty, partially offset by declines at RSUI. For the fourth quarter and full year 2015, PacificComp’s net premiums written increased by 48.5% and 46.6%, respectively, CapSpecialty’s net premiums written increased by 15.2% and 14.7%, respectively, and RSUI’s net premiums written decreased by 3.1% and 5.6%, respectively.

The insurance segment’s combined ratio was 87.2% for the 2015 fourth quarter, compared with 83.6% for the 2014 fourth quarter, and 87.5% for the full year 2015 compared with 86.1% for the full year 2014. The higher combined ratio and lower underwriting profit for the fourth quarter of 2015 primarily reflects $2.6 million of unfavorable prior year loss reserve development at RSUI and CapSpecialty, compared with $7.9 million of favorable prior year loss reserve development primarily at RSUI in the fourth quarter of 2014. The higher combined ratio and lower underwriting profit for the full year 2015 primarily reflect less favorable prior year loss reserve development and higher current year losses, partially offset by lower catastrophe losses. For the full year 2015, the insurance segment recognized $7.2 million in favorable prior year loss reserve development compared with $32.8 million of favorable prior year loss reserve development in 2014.

INVESTMENT PERFORMANCE

Alleghany reported net investment income for the fourth quarter and full year 2015 of $104.2 million and $438.8 million, respectively, a decrease of 10.9% and 4.6% from the corresponding 2014 periods. The decrease in net investment income primarily reflects lower investable balances due to the previously mentioned commutations and share repurchases as well as a debt retirement at TransRe, lower dividends from common stocks in Alleghany’s equity securities portfolio, and lower earnings from other invested assets. The decrease in dividends is primarily due to a modification of Alleghany’s equity investment strategy during 2015, which resulted in several changes to its equity security holdings, higher realized gains and lower dividend income in 2015. The decrease in net investment income also reflects the impact of changes in foreign exchange rates. Financial statement total return on investments was 0.8% in the 2015 fourth quarter, compared with 1.0% for the 2014 fourth quarter.

OTHER FINANCIAL INFORMATION

As of December 31, 2015, Alleghany had 15,544,077 shares of its common stock outstanding, compared with 16,054,323 shares of its common stock outstanding as of December 31, 2014. As of December 31, 2015, Alleghany had $447.5 million remaining under its share repurchase authorization.

Additional Information

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing a number of schedules that provide additional detail pertaining to Alleghany’s financial results.

Additional information regarding Alleghany’s 2015 fourth quarter and full year 2015 financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Annual Report on Form 10-K for the period ended December 31, 2015 (the “Form 10-K”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. The Form 10-K and the financial supplement will be available on Alleghany’s website at www.alleghany.com. The Form 10-K will also be available on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; CapSpecialty, Inc. (referred to herein as “CapSpecialty”), an underwriter of commercial property, casualty and surety insurance coverages; and Pacific Compensation Corporation (referred to herein as “PacificComp”), an underwriter of workers’ compensation insurance primarily in California.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit and operating earnings per diluted share, which are “non-GAAP financial measures,” as such term is defined in Regulation G promulgated by the SEC.

Underwriting profit represents net premiums earned less net loss and loss adjustment expenses and commissions, brokerage and other underwriting expenses, all as determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and does not include net investment income, net realized capital gains, other than temporary impairment losses, other income, other operating expenses, corporate administration, amortization of intangible assets or interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss; and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

Underwriting profit is not meant to be considered in isolation or as a substitute for measures of operating performance prepared in accordance with U.S. GAAP. Reconciliation of underwriting profit to earnings before income taxes is presented below.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in millions)

Earnings before income taxes	$213.6	$195.3	$757.4	$931.9

Adjustments to earnings before income taxes:

Net investment income	104.2	117.0	438.8	459.9

Net realized capital gains	55.4	49.3	213.9	247.1

Other than temporary impairment charges	(21.6)	(29.4)	(133.9)	(36.3)

Other income	125.1	43.7	250.4	150.5

Other operating expenses	(142.7)	(73.4)	(342.3)	(252.7)

Corporate administration	(13.1)	(15.3)	(46.5)	(47.1)

Amortization of intangible assets	(1.6)	1.8	2.2	5.7

Interest expense	(22.6)	(23.6)	(91.8)	(90.0)

	83.1	70.1	290.8	437.1

Underwriting profit	$130.5	$125.2	$466.6	$494.8

Operating earnings per diluted share represents earnings per diluted share excluding (on an after-tax basis): net realized capital gains; and other than temporary impairment losses, all as determined in accordance with U.S. GAAP. Alleghany uses operating earnings per diluted share as a supplement to diluted earnings per share, the most comparable U.S. GAAP financial measure, to provide useful additional information to investors by highlighting earnings per diluted share attributable to its performance exclusive of realized capital gains or losses and impairments. A reconciliation of operating earnings per diluted share to diluted earnings per share is presented below.

	Three Months Ended December 31,		Year Ended December 31,
	2015(1)	2014	2015(1)	2014
	(dollars in millions)

Net earnings attributable to Alleghany stockholders	$156.1	$139.1	$560.3	$679.2

Adjustments to net earnings (after tax):

Net realized capital gains	36.0	32.0	139.0	160.5

Other than temporary impairment charges	(14.0)	(19.1)	(87.0)	(23.6)

	22.0	12.9	52.0	136.9

Operating income	$134.1	$126.2	$508.3	$542.3

Weighted average diluted common shares outstanding	15,582,105	16,147,971	15,879,101	16,405,388

Diluted earnings per share	$9.85	$8.61	$35.13	$41.40

Diluted operating earnings per share	$8.44	$7.81	$31.86	$33.04

(1)	The numerators for calculating diluted earnings per share and operating earnings per share are further reduced by $2.6 million for adjustments related to redeemable noncontrolling interests, and on a full year basis-only, further increased by $0.1 million for the effect of dilutive securities.

# # #

Forward-looking Statements

This release contains disclosures which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should” or the negative versions of those words or other comparable words. These forward-looking statements are based upon Alleghany’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. These statements are not guarantees of future performance, and Alleghany has no specific intention to update these statements. The uncertainties and risks include, but are not limited to,

●	significant weather-related or other natural or man-made catastrophes and disasters;
●	the cyclical nature of the property and casualty reinsurance and insurance industries;
●	changes in market prices of Alleghany’s significant equity investments and changes in value of Alleghany’s debt securities portfolio;
●	adverse loss development for events insured by Alleghany’s reinsurance and insurance subsidiaries in either the current year or prior years;
●	the long-tail and potentially volatile nature of certain casualty lines of business written by Alleghany’s reinsurance and insurance subsidiaries;
●	the cost and availability of reinsurance;
●	the reliance by Alleghany’s reinsurance operating subsidiaries on a limited number of brokers;
●	increases in the levels of risk retention by Alleghany’s reinsurance and insurance subsidiaries;
●	exposure to terrorist acts and acts of war;
●	the willingness and ability of Alleghany’s reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to Alleghany’s reinsurance and insurance subsidiaries;
●	changes in the ratings assigned to Alleghany’s reinsurance and insurance subsidiaries;
●	claims development and the process of estimating reserves;
●	legal, political, judicial and regulatory changes, including the federal financial regulatory reform of the insurance industry by the Dodd-Frank Wall Street Reform and Consumer Protection Act;
●	the uncertain nature of damage theories and loss amounts;
●	the loss of key personnel of Alleghany’s reinsurance or insurance operating subsidiaries;
●	fluctuation in foreign currency exchange rates;
●	the failure to comply with the restrictive covenants contained in the agreements governing Alleghany’s indebtedness;
●	the ability to make payments on, or repay or refinance, Alleghany’s debt;
●	risks inherent in international operations; and
●	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which Alleghany has no control; and changes in Alleghany’s plans, strategies, objectives, expectations, or intentions, which may happen at any time at its discretion. As a consequence, current plans, anticipated actions, and future financial condition and results may differ from those expressed in any forward-looking statements made by Alleghany or on its behalf.

For more information, please contact:

Kerry Jacobs

Alleghany Corporation

212-508-8141

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2015	2014
	(in thousands, except share amounts)
Assets
Investments:
Available-for-sale securities at fair value:
Equity securities (cost: 2015 – $2,740,984; 2014 – $2,366,035)	$ 3,005,908	$ 2,815,484
Debt securities (amortized cost: 2015 – $13,529,923; 2014 – $14,364,430)	13,605,963	14,598,641
Short-term investments	365,810	715,553

	16,977,681	18,129,678
Commercial mortgage loans	177,947	-
Other invested assets	676,811	705,665

Total investments	17,832,439	18,835,343
Cash	475,267	605,259
Accrued investment income	115,313	136,511
Premium balances receivable	752,103	683,848
Reinsurance recoverables	1,249,948	1,361,083
Ceded unearned premiums	190,368	184,435
Deferred acquisition costs	419,448	353,169
Property and equipment at cost, net of accumulated depreciation and amortization	101,306	88,910
Goodwill	141,015	111,904
Intangible assets, net of amortization	212,790	133,378
Current taxes receivable	12,129	91,202
Net deferred tax assets	468,440	389,597
Other assets	875,767	514,797

Total assets	$ 22,846,333	$ 23,489,436

Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity
Loss and loss adjustment expenses	$ 10,799,242	$ 11,597,216
Unearned premiums	2,076,061	1,834,184
Senior Notes	1,390,340	1,767,125
Reinsurance payable	69,297	79,100
Other liabilities	930,967	729,767

Total liabilities	15,265,907	16,007,392

Redeemable noncontrolling interests	25,719	8,616

Common stock (shares authorized: 2015 and 2014 – 22,000,000; shares issued: 2015 and 2014 – 17,459,961)	17,460	17,460
Contributed capital	3,611,631	3,610,717
Accumulated other comprehensive income	116,273	353,584
Treasury stock, at cost (2015 –1,915,884 shares; 2014 – 1,405,638 shares)	(747,784)	(507,699)
Retained earnings	4,557,127	3,999,366

Total stockholders’ equity attributable to Alleghany stockholders	7,554,707	7,473,428

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$ 22,846,333	$ 23,489,436

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

	Year Ended December 31,
	2015	2014	2013
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$ 4,230,286	$ 4,410,647	$ 4,239,216
Net investment income	438,817	459,876	465,664
Net realized capital gains	213,897	247,058	232,119
Other than temporary impairment losses	(133,868)	(36,294)	(44,047)
Other income	250,346	150,522	78,702

Total revenues	4,999,478	5,231,809	4,971,654

Costs and Expenses
Net loss and loss adjustment expenses	2,339,790	2,494,565	2,479,353
Commissions, brokerage and other underwriting expenses	1,423,889	1,421,306	1,339,191
Other operating expenses	342,361	252,673	164,859
Corporate administration	46,503	47,054	36,111
Amortization of intangible assets	(2,211)	(5,750)	10,164
Interest expense	91,778	90,052	86,740

Total costs and expenses	4,242,110	4,299,900	4,116,418

Earnings before income taxes	757,368	931,909	855,236
Income taxes	195,173	251,777	225,882

Net earnings	562,195	680,132	629,354
Net earnings attributable to noncontrolling interest	1,880	893	933

Net earnings attributable to Alleghany stockholders	$ 560,315	$ 679,239	$ 628,421

Net earnings	$ 562,195	$ 680,132	$ 629,354
Other comprehensive income:
Change in unrealized gains (losses), net of deferred taxes of ($83,332), $193,881 and $37,791 for 2015, 2014 and 2013, respectively	(154,759)	360,065	70,183
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($37,044), ($77,042) and ($51,209) for 2015, 2014 and 2013, respectively	(68,796)	(143,077)	(95,102)
Change in unrealized currency translation adjustment, net of deferred taxes of ($7,940), ($21,464) and ($19,323) for 2015, 2014 and 2013, respectively	(14,746)	(39,861)	(35,886)
Retirement plans	990	(10,473)	(2,773)

Comprehensive income	324,884	846,786	565,776
Comprehensive income attributable to noncontrolling interest	1,880	893	933

Comprehensive income attributable to Alleghany stockholders	$ 323,004	$ 845,893	$ 564,843

Basic earnings per share attributable to Alleghany stockholders	$ 35.14	$ 41.40	$ 37.44
Diluted earnings per share attributable to Alleghany stockholders	35.13	41.40	37.44